                                                                   EXHIBIT 10.34

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                         SECURITIES PURCHASE AGREEMENT

                                    BETWEEN

                          BRIGHAM EXPLORATION COMPANY

                                      AND

                              -------------------


                                      AND

                              -------------------
                          DATED AS OF AUGUST __, 1998



            $50,000,000 SENIOR SUBORDINATED SECURED NOTES DUE 2003,

            WARRANTS TO PURCHASE __________ SHARES OF COMMON STOCK;

                                      AND

                ACQUISITION OF _________ SHARES OF COMMON STOCK


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                                TABLE OF CONTENTS

ARTICLE I
         DEFINITIONS..............................................................................................1
         Section 1.01      Definitions............................................................................1

ARTICLE II
         ISSUANCE OF SECURITIES; RIGHTS OF PURCHASERS............................................................10
         Section 2.01      Issuance of Securities................................................................10
         Section 2.02      The Closing; Funding Date.............................................................11
         Section 2.03      Delivery..............................................................................11
         Section 2.04      Payment...............................................................................11
         Section 2.05      Tax Matters...........................................................................11
         Section 2.06      Rights of Purchasers..................................................................12

ARTICLE III
         SECURITY FOR THE OBLIGATIONS ...........................................................................12
         Section 3.01      Security..............................................................................12

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF THE SELLER............................................................12
         Section 4.01      Corporate Existence...................................................................12
         Section 4.02      Financial Condition...................................................................13
         Section 4.03      Litigation............................................................................13
         Section 4.04      No Breach.............................................................................13
         Section 4.05      Authority.............................................................................14
         Section 4.06      Approvals.............................................................................14
         Section 4.07      Use of Loans..........................................................................14
         Section 4.08      ERISA.................................................................................14
         Section 4.09      Taxes.................................................................................15
         Section 4.10      Titles, etc...........................................................................15
         Section 4.11      No Material Misstatements.............................................................16
         Section 4.12      Investment Company Act................................................................17
         Section 4.13      Public Utility Holding Company Act....................................................17
         Section 4.14      Subsidiaries..........................................................................17
         Section 4.15      Location of Business and Offices......................................................17
         Section 4.16      Defaults..............................................................................17
         Section 4.17      Environmental Matters.................................................................17
         Section 4.18      Compliance with the Law...............................................................18
         Section 4.19      Insurance.............................................................................19
         Section 4.20      Hedging Agreements....................................................................19
         Section 4.21      Restriction on Liens..................................................................20



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
         Section 4.22      Material Agreements...................................................................20
         Section 4.23      Gas Imbalances........................................................................20
         Section 4.24      Capitalization........................................................................20
         Section 4.25      Acquired Shares.......................................................................20
         Section 4.26      Warrant Shares........................................................................21
         Section 4.27      No Restrictions.......................................................................21
         Section 4.28      Certain Fees..........................................................................21

ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS........................................................21
         Section 5.01      Investment............................................................................21
         Section 5.02      Nature of Purchasers..................................................................22
         Section 5.03      Receipt of Information; Authorization.................................................22

ARTICLE VI
         CONDITIONS PRECEDENT TO FUNDING.........................................................................22
         Section 6.01      Conditions Precedent to Obligations of the Purchasers.................................22
         Section 6.02      Conditions Precedent to Obligations of the Seller.....................................25
         Section 6.03      Conditions Precedent to the Obligations of Purchasers and Seller......................26

ARTICLE VII
         AFFIRMATIVE COVENANTS...................................................................................26
         Section 7.01      Warrants..............................................................................26
         Section 7.02      Hart-Scott-Rodino Compliance..........................................................26
         Section 7.03      Board Representation..................................................................27
         Section 7.04      Common Stock; Dividends; Voting Rights................................................27

ARTICLE VIII
         [OMITTED BY THE PARTIES HERETO..........................................................................27

ARTICLE IX
         [OMITTED BY THE PARTIES HERETO].........................................................................27

ARTICLE X
          .......................................................................................................27

ARTICLE XI
         [OMITTED BY THE PARTIES HERETO..........................................................................27

ARTICLE XII
         MISCELLANEOUS...........................................................................................28
         Section 12.01     Interpretation and Survival of Provisions.............................................28
         Section 12.02     Costs, Expenses and Taxes.............................................................28



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
         Section 12.03     No Waiver; Modifications in Writing...................................................29
         Section 12.04     Binding Effect; Assignment............................................................30
         Section 12.05     Replacement Securities................................................................30
         Section 12.06     Communications........................................................................30
         Section 12.07     Governing Law.........................................................................31
         Section 12.08     Arbitration...........................................................................31
         Section 12.09     Execution in Counterparts.............................................................32

Exhibits:

Exhibit A      -        Form of Warrants


Schedules:

Schedule 4.02  -        Liabilities
Schedule 4.03  -        Litigation
Schedule 4.09  -        Taxes
Schedule 4.10  -        Titles, Etc.
Schedule 4.14  -        Subsidiaries and Addresses
Schedule 4.19  -        Insurance
Schedule 4.20  -        Hedging Agreements
Schedule 4.22  -        Material Agreements
Schedule 4.23  -        Gas Imbalances
Schedule 4.24  -        Voting Agreements; Registration Rights



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                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT, dated as of August __, 1998 (this "Agreement"), among BRIGHAM EXPLORATION COMPANY, a Delaware corporation, __________ ., a _________________ ("___") and _____________________ , a
____________________________ ("_____").

         In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Acquired Shares" means ____________ shares of Common Stock acquired by the Purchasers on the Funding Date in accordance with Section 2.01 and any additional shares of Common Stock of the Seller issued to the Purchasers after the Funding Date in accordance with Section 2.01(ii).

         "Affiliate" of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which is the sole general partner of a limited partnership, or which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to "control" (including, with its correlative meanings, "controlled by" and "under common control with") such corporation or other Person.

         "Agent" is defined in the Indenture.

         "Average Share Price" means $_____.

         "Basic Documents" means, collectively, this Agreement, the other Loan Documents, the Structuring Fee Agreement and the Equity Documents.

         "Board of Directors" means the Board of Directors of the Seller.



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         "BOG" means Brigham Oil & Gas, L.P., a Delaware limited partnership.

         "Business Day" means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in Houston, Texas, or New York, New York.

         "Business Opportunities Agreement" means the Corporate Opportunities Shareholders' Agreement dated as of even date herewith between the Purchasers and the Seller.

         "Capital Stock" of any Person means any and all shares, interests, participations, or other equivalents (however designated) of, or rights, warrants, or options to purchase, corporate stock, partnership interests, or any other equity interest (however designated) of or in such Person.

         "Closing" has the meaning provided therefor in Section 2.02.

         "Closing Date" means the date upon which the Closing occurs as provided in Section 2.02.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

         "Collateral" is defined in the Indenture.

         "Collateral Documents" is defined in the Indenture.

         "Commission" means the United States Securities and Exchange
Commission.

         "Common Stock" means the common stock, par value $0.01 per share, of the Seller or such other class of securities as shall, after the date of this Agreement, constitute the common equity of the Seller.

         "Consolidated Subsidiaries" shall mean each Subsidiary of the Seller (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Seller in accordance with GAAP.

         "Debt" means, for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal and past due issuance fees); (ii) all obligations of such Person (whether contingent or otherwise) in respect of bankers' acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money) excluding Trade Payables; (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (v) all obligations under leases (other than capital leases and oil and gas leases) which require such Person or its Affiliate to make payments exceeding $100,000 (or $500,000 in the



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aggregate) over the term of such lease, including payments at termination, which are substantially equal to at least eighty percent (80%) of the purchase price of the Property subject to such lease plus interest at an imputed rate of interest; (vi) all Debt (as described in the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (vii) all Debt (as described in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others including without limitation agreements expressed as an agreement to purchase the Debt or Property of others or otherwise; (ix) obligations to deliver Hydrocarbons in consideration of advance payments; (x) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (xi) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock; (xii) any Debt of a Special Entity for which such Person is liable either by agreement or because of a Governmental Requirement; (xiii) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (xiv) all obligations of such Person under Hedging Agreements, provided that "Debt" shall not include (a) interest and fees (other than past due issuance fees) on any of the foregoing, (b) obligations associated with bid, performance, surety or appeal bonds (including those required by Governmental Requirements in connection with Oil and Gas Properties), (c) gas balancing obligations (whether volumetric or dollar denominated), (d) intercompany obligations among the Seller and its Consolidated Subsidiaries, (e) indemnity obligations which have not matured into fixed liabilities, and (f) purchase price adjustments and similar post-closing obligations (but excluding the deferred payment of any purchase price) incurred in connection with the permitted purchase and sale of Property or stock, and which is to be determined and payable no later than 180 days following the closing of such purchase and sale.

         "Designee" shall have the meaning set forth in Section 7.03.

         "Effective Date" means the date this Agreement is executed by all the parties hereto.

         "Employee Plan" means any employee benefit plan, program or policy with respect to which the Seller or any ERISA Affiliate may have any liability or any obligation to contribute, other than a Plan or a Multiemployer Plan.

         "Environmental Laws" means any and all Governmental Requirements pertaining to the environment in effect in any and all jurisdictions in which the Seller or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Seller or any Subsidiary is located, including, without limitation, the Oil Pollution Act of 1990 ("OPA"), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986,



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as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. As used in the provisions hereof relating to Environmental Laws, the term "oil" has the meaning specified in OPA; the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and (ii) to the extent the laws of the state in which any Property of the Seller or any Subsidiary is located establish a meaning for "oil," "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

         "Equity Documents" means the Warrants, the stock certificates representing the Acquired Shares, the Registration Rights Agreement and the Business Opportunities Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

         "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Seller or any Subsidiary of the Seller would be deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

         "Excepted Liens" means (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (ii) Liens in connection with workman's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators', vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or customary landlord's liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) any Liens reserved in leases or farmout agreements for rent or royalties and for compliance with the terms of the farmout agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held or materially impair the value of the Property subject thereto; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate,



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

rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes for which such rights of way and other Property are held or materially impair the value of such Property subject thereto; (vi) deposits of cash or securities to secure the performance of bids, trade, contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and (vii) Liens permitted by the Loan Documents.

         "Financial Statements" means the financial statement or statements described or referred to in Section 4.02.

         "Financing Agreement" means an agreement between the Seller and _________________ pursuant to which the Seller grants to _________________ the right and option to participate during the three years following the Closing Date for up to 20% on any public or private (e.g. 144A) high yield debt offering by the Seller with gross proceeds in excess of $50,000,000.

         "Funding Date" means the first Business Day following the date all of the conditions precedent to funding in Article VI have been satisfied.

         "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

         "Governmental Authority" shall include the country, the state, county, city and political subdivisions in which any Person or such Person's Property is located or which exercises valid jurisdiction over any such Person or such Person's Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person's Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Seller, the Subsidiaries or any of their Property or any Purchaser.

         "Government Requirement" means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (in the case of banking regulatory authorities whether or not having the force of law), including without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls of any Governmental Authority.

         "Guarantors" means Brigham, Inc., Brigham Holdings I, LLC, Brigham Holdings II, LLC, BOG and any other Person who becomes party to a Guaranty Agreement pursuant to the terms of the Loan Documents.



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         "Guaranty Agreements" means the agreements executed by the Guarantors in form and substance satisfactory to the Trustee and the Purchasers guarantying, unconditionally, payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

         "Hedging Agreements" means any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction.

         "Hydrocarbon Interests" means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

         "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

         "Indenture" means that certain Indenture dated as of August ___, 1998, executed by Seller.

         "Investment Unit" has the meaning provided therefor in Section 2.05 of this Agreement.

         "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (ii) production payments and the like payable out of Oil and Gas Properties. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

         "Loan Documents" means this Agreement, the Indenture, the Notes, the Structuring Fee Agreement, the Collateral Documents, and any and all other agreements or instruments now or hereafter executed and delivered by the Seller or any Subsidiary or Affiliate of the Seller (other than the Equity Documents and any assignments, participation or similar agreements between any Purchaser and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of, the Notes or this Agreement, as such agreements may be amended, supplemented or restated from time to time.



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

         "Majority Purchasers" means, at any time, the Purchasers holding more than 50% of the Warrants.

         "Material Adverse Effect" means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations or affairs of the Seller and its Subsidiaries taken as a whole, from those reflected in the Financial Statements, or from the facts represented or warranted in any Loan Document at the time made, or (ii) the ability of the Seller and its Subsidiaries taken as a whole to carry out their business as of the Closing Date or as proposed as of the Closing Date to be conducted or to meet their obligations under the Loan Documents on a timely basis.

         "Mortgage" is defined in the Indenture.

         "Mortgaged Property" means the Property owned by the Seller and its Subsidiaries which is subject to the Liens existing and to exist under the Loan Documents.

         "Multiemployer Plan" means a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

         "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

         "Notes" means the Senior Subordinated Secured Notes issued pursuant to
Section 2.03 of this Agreement and the Indenture, in the aggregate face amount of $50,000,000, dated as of the date hereof, made by the Seller and initially payable to the order of the Purchasers in their respective Participations.

         "Noteholders" means, from time to time, the holders of the Notes.

         "Obligations" means any and all amounts, liabilities and obligations owing from time to time by Seller to the Agent or the Noteholders, pursuant to any of the Loan Documents and all renewals, extensions and/or rearrangements thereof, whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising, absolute or contingent.

         "Oil and Gas Properties" means Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging,



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



affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rights, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or other similar temporary use) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, similar equipment, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

         "Participation" means, for each Purchaser, such Purchaser's proportionate share of the Obligations and the Warrants. As of the Effective Date, ECT's Participation shall be 25% and JEDI- II's Participation shall be 75%.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

         "Person" means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

         "Plan" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Seller, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Seller, any Subsidiary or an ERISA Affiliate.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Purchasers" means ___ and ______ and/or, to the extent then applicable, each assignee of ___ or _______ or their respective successors or assigns pursuant to Section 12.04.

         "Registration Rights Agreement" means the Registration Rights Agreement dated as of the date hereof, made by the Seller in favor of the Purchasers relating to the Warrants, the Warrant Shares and the Acquired Shares.

         "Reportable Event" means an event described in Section 4043(c) of ERISA with respect to a Plan, other than an event described in paragraphs (1) through
(8) as to which the 30 day notice requirement has been waived by the PBGC.



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

         "Reserve Report" is defined in the Indenture.

         "Responsible Officer" means, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and the Chief Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Seller.

         "Securities" means the Notes, the Warrants and the Acquired Shares.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

         "Seller" means Brigham Exploration Company, a Delaware corporation.

         "Senior Credit Agreement" means the Credit Agreement dated as of January 26, 1998, among BOG, the Senior Loan Agent, and the Senior Lenders, as it may from time to time be amended, modified or supplemented from time to time, and any Credit Agreement or similar agreement executed in connection with any refinancing of the Senior Loan permitted hereunder and under the Subordination Agreement.

         "Senior Loan Agent" means the agent or agents designated under the Senior Credit Agreement. Bank of Montreal is the Senior Loan Agent as of the date hereof.

         "Senior Lenders" means each of the lenders from time to time under the Senior Credit Agreement.

         "Senior Loan" shall mean, collectively, any advance or advances of principal made by the Senior Lenders to BOG under the Senior Credit Agreement and the other Senior Loan Documents.

         "Senior Loan Documents" means the Senior Credit Agreement and all promissory notes, collateral documents and other agreements, documents and instruments executed or delivered in connection therewith, as such agreements may be amended, modified or supplemented from time to time.

         "Special Entity" means any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation, in which a Person or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to "control" such second Person (e.g.,a sole general partner controls a limited partnership).

         "Structuring Fee Agreement" means the agreement between the Seller and ____________________ dated as of the date hereof.

         "Subordination Agreement" means the Intercreditor Subordination Agreement dated as of even date herewith, by and among the Trustee, the Senior Loan Agent, the Senior Lenders, the Agent, the Purchasers, the Seller and certain Subsidiaries, as the same may be supplemented or amended from time to time.

         "Subsidiary" means (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by a Person or one or more of its Subsidiaries or by a Person and one or more of its Subsidiaries and (ii) any Special Entity. Unless otherwise indicated herein, each reference to the term "Subsidiary" shall mean a Subsidiary of the Seller. Quest Resources L.L.C. and Venture Acquisitions L.P. shall not be considered Subsidiaries of Seller.

         "Trade Payables" means customary trade payables incurred in the ordinary course of business.

         "Trustee" means the Trustee as defined in the Indenture.

         "Warrant Shares" means the shares of Common Stock and other securities receivable upon exercise of the Warrants.

         "Warrants" means the Warrants issued by the Seller to the Purchasers in their respective Participations pursuant to Section 2.03, for the purchase of an aggregate of __________ shares of Common Stock, and any Warrants issued upon the transfer thereof or in substitution therefor, pursuant to the Warrant Certificates to be issued to ECT and JEDI-II, forms of which are attached hereto as Exhibit A.

         Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished by the Seller hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements (except for changes concurred with by the Seller's independent public accountants).

                                   ARTICLE II
                  ISSUANCE OF SECURITIES; RIGHTS OF PURCHASERS

         Section 2.01 Issuance of Securities. Subject to the terms and conditions herein set forth, the Seller agrees that it will issue the Securities to the Purchasers and the Purchasers agree that they shall each purchase the Securities from the Seller for an aggregate cash consideration of $50,000,000, as follows:

                           (i) The Notes and the Warrants will be purchased by
                  the Purchasers in their respective participations and sold for an aggregate cash consideration of $40,000,000.

                           (ii) The Acquired Shares will be purchased by the
                  Purchasers or their respective Affiliates for a total cash consideration of $10,000,000. The number of Acquired Shares to be purchased and sold on the Funding Date shall be determined by dividing the $10,000,000 purchase price by the Average Share Price. If within 180 days following the Funding Date the Seller enters into an agreement to issue or issues new Common Stock for a price per share that is less than the Average Share Price (a "Post Funding Sale Price"), the Seller shall, contemporaneously with the issuance of such new Common Stock, issue and deliver to the Purchasers or their respective Affiliates additional shares of Common Stock (which shall be deemed additional Acquired Shares) such that, after issuance and delivery of such additional Acquired Shares, the total number of Acquired Shares received by the Purchasers or their respective Affiliates multiplied by the Post Funding Date Sale Price, shall aggregate $10,000,000.

         Section 2.02      The Closing; Funding Date.

                  (a) The execution of the Basic Documents and all other instruments required pursuant to Section 6.01 will take place at a closing (the "Closing") to be held at the offices of Bracewell & Patterson, L.L.P. on such date as the Seller and the Purchasers shall agree. The date and time at which the Closing occurs is the "Closing Date".

                  (b) Delivery of the Securities by the Seller to the Purchasers, and payment by the Purchasers to the Seller of the consideration therefor as set forth in Section 2.01, shall occur on the Funding Date.

         Section 2.03 Delivery. Delivery of the Securities pursuant to this Agreement shall be made on the Funding Date by the Seller delivering to the Purchasers, against payment of the purchase price therefor, as follows: (i) one Note executed by the Seller in the face amount of $___________, payable to the order of ___ and one Note executed by the Seller in the face amount of $_____________, payable to the order of ______, (ii) one certificate executed by the Seller representing ____'s Participation in the Warrants and one certificate executed by the Seller representing ______'s Participation in the Warrants, registered in the names of ____ and ______, respectively (or such other Person as either Purchaser may have designated in writing to the Seller at least three Business Days prior to the Funding Date) and (iii) a certificate or certificates of Common Stock executed by the Seller representing the Purchasers and/or their respective Affiliates share of the Acquired Shares registered in the name(s) of the Purchasers and/or their respective Affiliates (or such other Person as either Purchaser may have designated in writing to the Seller at least three Business Days prior to the Funding Date).

         Section 2.04 Payment. Payment of the consideration for the Securities shall be made on the Funding Date by wire transfer of immediately available funds to such account of the Seller as shall have been designated to ECT at least two Business Days prior to the Funding Date.

         Section 2.05 Tax Matters. The Seller and the Purchasers agree as follows: (i) Purchasers' acquisition of the Securities constitutes the purchase of an "investment unit" (the "Investment Unit") for purposes of Treas. Reg. ss.1.1273-2(h)(1); (ii) the issue price of the Investment Unit is $50,000,000, as determined in accordance with Treas. Reg. ss.1.1273-2(a)(1); (iii) the issue price for the Investment Unit shall be allocated among the Notes, the Warrants, and the Acquired Shares in accordance with their relative fair market values, as required by Treas. Reg. ss.1.1273-2(h)(1); and (iv) the parties agree that the issue price shall be allocated among the Notes, the Warrants, and the Acquired Shares as follows and the parties shall be bound by such allocation for all tax-related purposes:

               Notes:                             $_________
               Warrants:                          $_________
               Acquired Shares:                   $10,000,000

         Section 2.06 Rights of Purchasers. The Purchasers shall have such rights with respect to the registration of the Warrant Shares and the Acquired Shares under the Securities Act and state securities laws as are set forth in the Registration Rights Agreement, which shall be executed by the Seller and the Purchasers at the Closing.

                                   ARTICLE III
                          SECURITY FOR THE OBLIGATIONS

         Section 3.01 Security. The Obligations shall be secured by the Collateral and the Collateral Documents in accordance with the Indenture.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Purchasers, for the benefit of each of the holders of the Notes, the holders of the Warrants and the holders of the Acquired Shares, which representations and warranties shall survive the execution of any Basic Document, that as of the date of this Agreement:

         Section 4.01 Corporate Existence. The Seller: (i) is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware; (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary and where failure so to qualify would have a Material Adverse Effect. Brigham, Inc.: (i) is a corporation duly organized, legally existing and in good standing under the laws of the State of Nevada; (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary and where failure so to qualify would have a Material Adverse Effect. Each of Brigham Holdings I, LLC and Brigham Holdings II, LLC: (i) is a limited liability company duly organized, legally existing and in good standing under the laws of the State of Nevada; (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary and where failure so to qualify would have a Material Adverse Effect. Brigham Oil & Gas, L.P.: (i) is a limited partnership duly organized, legally existing and in good standing under the laws of the State of Delaware; (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary and where failure so to qualify would have a Material Adverse Effect.

         Section 4.02 Financial Condition. The audited consolidated balance sheet of the Seller and its Consolidated Subsidiaries as at December 31, 1997 and the related consolidated statement of income, stockholders' equity and cash flow of the Seller and its Consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Price Waterhouse, heretofore furnished to the Purchasers and the unaudited consolidated balance sheet of the Seller and its Consolidated Subsidiaries as at June 30, 1998, and their related consolidated statements of income, stockholders' equity and cash flow of the Seller and its Consolidated Subsidiaries for the six-month period ended on such date heretofore furnished to the Purchasers, are complete and correct and fairly present the consolidated financial condition of the Seller and its Consolidated Subsidiaries as at said dates and the results of its operations for the fiscal year and the six-month period on said dates, all in accordance with GAAP, as applied on a consistent basis (subject, in the case of the interim financial statements, to normal year-end adjustments). Neither the Seller nor any Consolidated Subsidiary has on the Closing Date any material Debt, Trade Payables, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or in Schedule 4.02. Since June 30, 1998, there has been no change or event having a Material Adverse Effect. Since the date of the Financial Statements, neither the business nor the Properties of the Seller or any of the Consolidated Subsidiaries, taken as a whole, have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

         Section 4.03 Litigation. Except as disclosed to the Purchasers in
Schedule 4.03, at the Closing Date there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Seller, threatened against or affecting the Seller or any Subsidiary which both (a) involves the possibility of any judgment or liability against the Seller or any Subsidiary not fully covered by insurance (except for normal deductibles), and (b) would be more likely than not to have a Material Adverse Effect.

         Section 4.04 No Breach. Neither the execution and delivery of the Basic Documents, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the Articles of Incorporation or by-laws of the Seller, the respective charter, by-laws, partnership agreements or regulations of any Subsidiary or any Governmental Requirement or any material agreement or instrument to which the Seller or any Subsidiary is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the material revenues or assets of the Seller or any Subsidiary pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents.

         Section 4.05 Authority. The Seller and each Subsidiary has all necessary power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party; and the execution, delivery and performance by the Seller and each Subsidiary of the Basic Documents to which it is a party, have been duly authorized by all necessary action on its part; and the Basic Documents constitute the legal, valid and binding obligations of the Seller and each Subsidiary, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors' rights generally or by general principles of equity.

         Section 4.06 Approvals. Except for registration of the Securities under the Securities Act, no authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by the Seller or any Subsidiary of the Basic Documents or for the validity or enforceability thereof.

         Section 4.07 Use of Loans. The purchase price of the Notes, the Warrants and the Acquired Shares shall be used solely to pay principal and interest outstanding on the Senior Loan. In no event shall the purchase price of the Notes, the Warrants or the Acquired Shares be used to finance in whole or in part any hostile acquisition. The Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, or buying or carrying margin stock (within the meaning of Regulation G, U or X of the Board of Governors of the Federal Reserve System) and no part of the purchase price of the Notes, the Warrants or the Acquired Shares will be used to buy or carry any margin stock.

         Section 4.08      ERISA.

                  (a) The Seller and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding such Plan.

                  (b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

                  (c) No act, omission or transaction has occurred which could result in imposition on the Seller or any ERISA Affiliate (whether directly or indirectly) of an amount of $100,000 or more as (i) either a civil penalty assessed pursuant to section 502(c), (i) or (1) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

                  (d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC in excess of $100,000 (other than for the payment of current premiums which are not past due) by the Seller or any ERISA Affiliate has been or is expected by the Seller or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred which could reasonably expected to result in liabilities of $100,000 or more.

                  (e) Full payment when due has been made of all amounts which the Seller or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency in an amount of $100,000 or more (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

                  (f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Seller's most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by $100,000 or more. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

                  (g) None of the Seller or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Seller or any ERISA Affiliate in its sole discretion at any time without any material liability.

                  (h) None of the Seller or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

                  (i) None of the Seller or any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

         Section 4.09 Taxes. Except as set out in Schedule 4.09, the Seller and each Subsidiary has filed all United States Federal income tax returns and all other tax returns which are required to be filed by it and has paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Seller or any such Subsidiary, except for any taxes which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained. The charges, accruals and reserves on the books of the Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Seller, adequate. No tax lien has been filed and, to the knowledge of the Seller, no claim is being asserted with respect to any such tax, fee or other charge, except for any taxes, fees or other charges which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

         Section 4.10      Titles, etc.

                  (a) Subject to the matters set out in Schedule 4.10, each of the Seller and the Subsidiaries has good and defensible title to (i) the Oil and Gas Properties that are both (A) evaluated in the most recently delivered Reserve Report and (B) described in Part One of Exhibit A to the Mortgage, free and clear of all Liens except Liens permitted by Section 8.02 of the Indenture, and (ii) to the best of Seller's knowledge, the balance of Seller's material (individually or in the aggregate) Oil and Gas Properties (and/or those of the Subsidiaries) that are described in the Mortgage or that are otherwise evaluated in the most recently delivered Reserve Report, are free and clear (to the best of Seller's knowledge) of all Liens except Liens permitted by Section 8.02 of the Indenture. Except for immaterial divergences, after giving full effect to the Excepted Liens and the matters set forth in Schedule 4.10, the Seller or its Subsidiaries own the net interests in production attributable to the Hydrocarbon Interests that are both (A) evaluated in the most recently delivered Reserve Report and (B) reflected in the Mortgage, and the ownership of such Hydrocarbon Interests shall not in any material respect obligate the Seller or its Subsidiaries to bear the costs and expenses relating to the maintenance, development and operations of each such Hydrocarbon Interest in an amount in excess of the working interest of such Hydrocarbon Interest set forth in the Mortgage (without a corresponding increase in net revenue interest). The Seller does not believe, based upon information in its possession, that its most recently delivered Reserve Report materially overstates its (or any Subsidiaries) oil and gas reserves, bearing in mind that reserves are evaluated based upon estimates and assumptions with respect to which reasonable minds of competent reserve engineers may differ and that reserve estimates are affected by the oil and gas prices used in the preparation thereof.

                  (b) All leases and agreements necessary for the conduct of the business of the Seller and the Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would affect in any material respect the conduct of the business of the Seller and the Subsidiaries.

                  (c) The Properties presently owned, leased or licensed by the Seller and the Subsidiaries, including, without limitation, all easements and rights of way, include all Properties necessary to permit the Seller and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

                  (d) All of the Properties of the Seller and the Subsidiaries which are reasonably necessary for the operation of their business are in good working condition in all material respects and are maintained in accordance with prudent business standards.

         Section 4.11 No Material Misstatements. Taken as a whole, the written information, statements, exhibits, certificates, documents and reports furnished to the Purchasers by the Seller or any Guarantor in connection with the negotiation of this Agreement do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in the light of the circumstances in which made and with respect to the Seller or any Guarantor. As of the Closing Date, there is no fact peculiar to the Seller or any Guarantor which has a Material Adverse Effect or in the future is reasonably likely to have (so far as the Seller can now foresee) a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to the Purchasers by or on behalf of the Seller or any Guarantor prior to, or on, the Closing Date in connection with the transactions contemplated hereby.

         Section 4.12 Investment Company Act. Neither the Seller nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         Section 4.13 Public Utility Holding Company Act. Neither the Seller nor any Subsidiary is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 4.14 Subsidiaries. Except as set forth on Schedule 4.14, the Seller has no Subsidiaries or any direct or indirect ownership interest in any other Persons. Schedule 4.14 sets forth the ownership interest of the Seller (direct or indirect) in and to all such Persons.

         Section 4.15 Location of Business and Offices. As of the Closing Date, the Seller's principal place of business and chief executive offices are located at the address stated in Section 12.06. The principal place of business and chief executive office of each Subsidiary are located at the addresses stated on
Schedule 4.14.

         Section 4.16 Defaults. Neither the Seller nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any material agreement or instrument to which the Seller or any Subsidiary is a party or by which the Seller or any Subsidiary is bound which default would have a Material Adverse Effect. No Default hereunder has occurred and is continuing. No "Event of Default" under the Senior Loan Documents has occurred and is continuing nor has Seller or any of its Subsidiaries received any notice of a "Default" under the Senior Loan Documents that has triggered a cure period.

         Section 4.17 Environmental Matters. Except as provided in Schedule 4.17 or for matters which are more likely than not to not to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions is more likely than not to not have a Material Adverse Effect):

                  (a) Neither any Property of the Seller or any of its Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

                  (b) Without limitation of clause (a) above, no Property of the Seller or any of its Subsidiaries nor the operations currently conducted thereon or, to the best knowledge of the Seller, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

                  (c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Seller or any of its Subsidiaries in connection with the operation or use of any and all Property of the Seller and each of its Subsidiaries, including without limitation present, or to the best of Seller's knowledge, past treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Seller and each Subsidiary thereof are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

                  (d) All hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of the Seller and each of its Subsidiaries have in the past, during Seller's or its Subsidiaries' tenure of ownership and to the best of Seller's knowledge, prior thereto, been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Seller, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

                  (e) The Seller has taken all steps reasonably necessary to determine and has determined that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of the Seller or any of its Subsidiaries except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

                  (f) To the extent applicable, all Property of the Seller and each of its Subsidiaries currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and the Seller does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

                  (g) Neither the Seller nor any of its Subsidiaries has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

         Section 4.18 Compliance with the Law. Neither the Seller nor any Subsidiary has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. Except for such acts or failures to act as would not have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) of the Seller and its subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties; specifically in this connection, but subject to the Material Adverse Effect qualification set forth above, (i) after the Closing Date, no such Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date and (ii) none of the wells comprising a part of such Oil and Gas Properties (or properties unitized therewith) are deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).

         Section 4.19 Insurance. Schedule 4.19 attached hereto contains an accurate and complete description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Seller and each Subsidiary as of the Closing Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Seller or any Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at lease such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Seller and each Subsidiary; will remain in full force and effect through the respective dates set forth on Schedule 4.19 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 4.19 identifies all material risks, if any, which the Seller, the Subsidiaries and their respective board of directors or officers have designated as being self insured. Neither the Seller nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which is has carried insurance during the last three years.

         Section 4.20 Hedging Agreements. Schedule 4.20 sets forth, as of the Closing Date, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Seller and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts of volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

         Section 4.21 Restriction on Liens. Neither the Seller nor any Subsidiary is a party to any agreement or arrangement (other than the Loan Documents and the Senior Loan Documents), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict ability to grant Liens to other Persons on or in respect of their respective assets or Properties.

         Section 4.22 Material Agreements. Set forth on Schedule 4.22 hereto is a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date (other than the Senior Loan Documents and Hedging Agreements) providing for, evidencing, securing or otherwise relating to any material Debt of the Seller or any Subsidiary, and all obligations of the Seller or any Subsidiary to issuers of surety or appeal bonds

(excluding operator's bonds, plugging and abandonment bonds, and similar surety obligations obtained in the ordinary course of business) issued for account of the Seller or any such Subsidiary, and such list correctly set forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the property subject to any Lien securing such Debt or lease obligations.

         Section 4.23 Gas Imbalances. As of the Closing Date, except as set forth in the most recent Reserve Report furnished to the Purchasers or on
Schedule 4.23, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Seller's or any Subsidiary's Hydrocarbon Interests which would require the Seller or such Subsidiary to deliver five percent (5%) or more of the monthly production from the Seller's and its Subsidiaries' Hydrocarbons produced on a monthly basis from the Hydrocarbon Interests, at some future time without then or thereafter receiving full payment therefor.

         Section 4.24 Capitalization. The authorized Capital Stock of the Seller consists of: (a) 30,000,000 shares of Common Stock, par value $.01 per share and
(b) 10,000,000 shares of Preferred Stock, par value $.01 per share, of which there are issued and outstanding 12,253,574 shares of Common Stock and no other shares of Capital Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable and were issued free of preemptive rights. Except as set forth on Schedule 4.24, the Seller is not a party to any voting trust or other agreement with respect to the voting of its Capital Stock. Except for the Warrants, there are no (i) outstanding securities convertible or exchangeable into Capital Stock of the Seller or (ii) warrants, contracts, commitments, agreements, understandings, or arrangements of any kind to which the Seller is a party relating to the repurchase or issuance of any Capital Stock. Except as set forth on Schedule 4.24 and except as contemplated in the Equity Documents, the Seller is not a party to or bound by any agreement with respect to any of its securities which grants registration rights to any Person.

         Section 4.25 Acquired Shares. When issued and delivered against payment therefor in accordance with the terms of this Agreement, the Acquired Shares will be duly and validly issued, fully paid, nonassessable, free of preemptive rights and free from all taxes payable by the Seller and Liens (except any Liens created or suffered to be created by the Purchasers) and will not be subject to any restriction on the voting or transfer thereof created by the Seller other than in the Equity Documents and the applicable provisions of federal and state securities laws.

         Section 4.26 Warrant Shares. When issued and delivered against payment therefor in accordance with the terms of the Warrants, the Warrant Shares issuable upon exercise of the Warrants will be duly and validly issued, fully paid, nonassessable, free of preemptive rights and free from all taxes payable by the Seller and Liens (except any Liens created or suffered to be created by the Purchasers) and will not be subject to any restriction on the voting or transfer thereof created by the Seller other than in the Equity Documents and the applicable provisions of federal and state securities laws. The Seller has duly and validly reserved the Warrant Shares, as of the Closing Date, for issuance upon conversion of the Warrants.

         Section 4.27 No Restrictions. The Seller currently is not, and in the future will not, be subject to any agreements that purport to impose restrictions or limitations on the Purchasers, as affiliates of the Seller or otherwise, without the prior written consent and authorization of each of the Purchasers.

         Section 4.28 Certain Fees. Except for the fees payable to ECT Securities Corp. and JEDI-II pursuant to the Structuring Fee Agreement, no fees or commissions will be payable by the Seller to brokers, finders, investment bankers, or Purchasers with respect to the issuance and sale of any of the Securities or the consummation of the transaction contemplated by this Agreement. The Seller agrees that it will indemnify and hold harmless the Purchasers from and against any and all claims, demands, or liabilities for broker's, finders, placement, or other similar fees or commissions incurred by the Seller or alleged to have been incurred by the Seller in connection with the issuance or sale of the Securities or the consummation of the transaction contemplated by this Agreement.

                                    ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         The Purchasers each represent and warrant to the Seller, which representations and warranties shall survive the execution of any Basic Document, that as of the date of this Agreement:

         Section 5.01 Investment. Each Purchaser represents and warrants to, and covenants and agrees with, the Seller that the Securities are being acquired for its own account and with no intention of distributing or reselling the Notes, the Warrants, the Warrant Shares or the Acquired Shares in any transaction which would be in violation of the securities laws of the United States of America or any State, without prejudice, however, to Purchasers' right at all times to sell or otherwise dispose of all or any part of the Notes, the Warrants, the Warrant Shares or the Acquired Shares under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144A promulgated thereunder). If either Purchaser should in the future decide to dispose of any of the Notes, the Warrants, the Warrant Shares or the Acquired Shares, the Purchasers understand and agree (i) that it may do so only (A) in compliance with the Securities Act and applicable state securities law, as then in effect, and (B) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and
(ii) that stop-transfer instructions to that effect will be in effect with respect to such securities. The Purchasers agree to the imprinting, so long as appropriate, of a legend on each Note and on each certificate representing Warrants, Warrant Shares or the Acquired Shares, to the effect as set forth above.

         Section 5.02 Nature of Purchasers. Each Purchaser represents and warrants to, and covenants and agrees with, the Seller that, (i) it is an "accredited investor" within the meaning of paragraphs (a)(3) or (8) of Rule 501 under the Securities Act and (ii) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

         Section 5.03 Receipt of Information; Authorization. Each Purchaser acknowledges that it has been furnished all information that it deems necessary or desirable to the making of an informed investment decision concerning the Securities. Each Purchaser acknowledges that it has had an opportunity to ask questions of and receive satisfactory answers from designated representatives of the Seller concerning the terms and conditions pursuant to which the purchase of the Securities are made. Each Purchaser acknowledges that it has been afforded an opportunity to examine such documents and other information which it has requested for the purpose of verifying the information provided to it and for the purpose of answering any questions it may have concerning the business affairs and financial condition of the Seller. Each Purchaser represents that it alone or with its advisors has knowledge and experience in the business of the Seller and the Seller so as to be capable of evaluating the merits and risks of an investment in the Seller based upon the information furnished to it, its knowledge of the business and affairs of the Seller, the records, files, and plans of the Seller (which have been made available to it), such additional information as it has requested and has received from the Seller, and the independent inquiries and investigations undertaken by it. Each Purchaser represents and warrants that the purchase of the Securities by it has been duly and properly authorized and this Agreement and each Basic Document to which the Purchasers are a signatory has been duly executed and delivered by it or on its behalf.

                                   ARTICLE VI
                         CONDITIONS PRECEDENT TO FUNDING

         Section 6.01 Conditions Precedent to Obligations of the Purchasers. The obligation of the Purchasers to acquire the Securities on the Funding Date is subject to each of the following:

                  (a) The accuracy as of the Closing Date of each and every representation and warranty of the Seller, each Guarantor, and the Senior Loan Agent made in this Agreement or any other Basic Document, or in any certificate delivered to the Purchasers pursuant to or in connection with this Agreement, and receipt by the Purchasers of a Certificate executed by a duly Responsible Officer, dated as of the Funding Date, certifying that each of the representations and warranties of the Seller and each Guarantor made in this Agreement or any other Basic Document are true and correct as of the Funding Date, and that the Seller and each Guarantor has performed to date all of its respective covenants and agreements under the Basic Documents.

                  (b) The absence as of the Closing Date and the Funding Date of a Default or Event of Default hereunder or an "Event of Default" under the Senior Credit Agreement or any "Default"under the Senior Loan Documents that has triggered a cure period.

                  (c) The performance by the Seller of its respective obligations to be performed hereunder on or before the Funding Date.

                  (d) The satisfaction of each of the following conditions as of or prior to the Closing Date:

                           (i) The Purchasers (or the Trustee, where appropriate) shall have received the following, each in form and substance satisfactory to the Purchasers and in sufficient counterparts:

                                    (A) Duly executed counterparts of this
                  Agreement and the Indenture signed by all the parties hereto and thereto.

                                    (B) The duly executed Financing Agreement,
                  Structuring Fee Agreement, Guaranty Agreements, Subordination Agreement and Registration Rights Agreement, dated as of the Closing Date in form and substance satisfactory to Purchasers.

                                    (C) Duly executed counterparts of the
                  Collateral Documents (including without limitation UCC-1 Financing Statements).

                                    (D) Certificates of good standing as to the
                  Seller and each Guarantor issued by the Secretary of State of their respective states of incorporation or formation.

                                    (E) The duly executed certificate of the
                  Secretary of the Seller setting forth (i) resolutions of its directors in form and substance satisfactory to the Purchasers with respect to the authorization of this Agreement and the other Basic Documents to which it is a party and the transactions contemplated hereby and thereby; (ii) the names and true signatures of the officers authorized to sign such instruments; and (iii) copies of the articles or certificate of incorporation and the bylaws of the Seller.

                                    (F) The duly executed certificate of the
                  Secretary of each Guarantor which is a corporation setting forth (i) resolutions of its directors in form and substance satisfactory to the Purchasers with respect to the authorization of the Guaranty Agreements executed by such Guarantors and the transactions contemplated hereby and thereby; (ii) the names and true signatures of the officers authorized to sign such instruments; and (iii) copies of the articles or certificate of incorporation and the bylaws of each Guarantor.

                                    (G) The duly executed certificate of all the
                  partners of each Guarantor that is a Partnership and each member of each Guarantor that is a limited liability company, setting forth (i) the authorization of the Guaranty Agreements and the transactions contemplated hereby and thereby; (ii) the names and title of all persons authorized to sign such instruments; and (iii) copies of the applicable partnership agreement or other regulating documents of each such Guarantor.

                                    (H) Evidence that the insurance required
                  hereunder and under the other Basic Documents has been obtained and is in full force and effect.

                                    (I) Copies of the Senior Loan Documents.

                                    (J) Any other document which the Purchasers
                  may reasonably request, including opinions addressed to Purchasers, dated as of the Closing Date, from the counsel for the Seller and each of the Guarantors acceptable to each of the Purchasers addressing the existence and good standing of the Seller, the authorization of the Basic Documents, the enforceability of the Basic Documents, the absence of conflicts with law, other material agreements, and court orders, the absence of litigation, and such other matters as the Purchasers may reasonably request.

                           (ii) The Seller shall have executed (but not delivered) the Notes, Warrants and Acquired Shares, each in form and substance satisfactory to the Purchasers.

                           (iii) The Seller shall have received consents to the Basic Documents by the Senior Lenders; and the Senior Loan Documents shall have been amended in form and substance reasonably satisfactory to Purchasers to permit the transactions contemplated by the Loan Documents, including the payment of dividends or other distributions by Subsidiaries to the Seller in order for the Seller to meet its debt service obligations to the Purchasers under the Notes.

                           (iv) The Purchasers shall have completed a due diligence review of the Seller and the Subsidiaries to the satisfaction of the Purchasers in their sole discretion.

                           (v) The Purchasers shall have received the latest internally prepared consolidated financial statements of the Seller and its Subsidiaries which shall be at least through June 30, 1998. Since June 30, 1998, there shall have occurred no event which could have a Material Adverse Effect.

                           (vi) The Board of Directors of each of the Seller, the Guarantors, the Purchasers and ________ must have approved the transactions contemplated under this Agreement and the other Basic Documents.

                           (vii) All other consents, including without limitation any required shareholder approval, and waivers necessary to complete the transactions under this Agreement and the other Basic Documents shall have been obtained by the Seller, the Guarantors and the Purchasers.

                  (e) The Warrants Shares and the Acquired Shares shall have been approved for listing on NASDAQ and the registration statement on Form S-1 registering the Notes, the Warrants, and the Acquired Shares shall have been declared effective by the Commission and no stop order with respect thereto shall have been issued.

                  (f) The Seller shall have delivered to the Purchasers the executed Notes, Warrants and Acquired Shares.

                  (g) The Mortgages shall have been filed in two counties of Purchasers' choice.

                  (h) The Seller shall have paid to ECT Securities Corp. and JEDI-II all payments required under the terms of the Structuring Fee Agreement.

                  (i) If requested in writing by either of the Purchasers, a Designee of the Purchasers shall have been appointed to the Board of Directors of the Seller pursuant to Section 7.03.

                  (j) The Seller shall have duly and validly reserved the Warrant Shares for issuance upon conversion of the Warrants.

                  (k) The issuance of the Securities by the Seller shall not as of the Funding Date be enjoined (temporarily or permanently) under the laws of any jurisdiction to which the Seller is subject.

                  (l) Each of the Basic Documents shall have been executed and delivered by all the respective parties thereto and shall be in full force and effect.

         Section 6.02 Conditions Precedent to Obligations of the Seller. The obligations of the Seller to issue and sell Securities hereunder is subject, on the Funding Date, to the prior or simultaneous satisfaction or waiver of the following conditions:

                  (a) The representations and warranties made by the Purchasers herein shall be true and correct in all respects on and as of the Funding Date with the same effect as though such representations and warranties had been made on and as of the Funding Date.

                  (b) The Purchasers shall have accepted delivery of and made payment for the Securities.

                  (c) The issuance of the Securities by the Seller shall not as of the Funding Date be enjoined (temporarily or permanently) under the laws of any jurisdiction to which the Seller is subject.

                  (d) Each of the Basic Documents shall have been executed and delivered by all the respective parties thereto and shall be in full force and effect.

         Section 6.03 Conditions Precedent to the Obligations of Purchasers and Seller. The obligations of the Purchasers and Seller hereunder are contingent upon the Funding Date occurring on or before 5:00 p.m., Houston, Texas time on September 1, 1998.

                                   ARTICLE VII
                              AFFIRMATIVE COVENANTS

         Unless the prior written consent to the contrary is obtained from (i) the holders of the majority of the Warrants (as to Sections 7.01 and 7.02) and
(ii) ECT (as to Sections 7.03 and 7.04) the Seller will, for the benefit of each of the holders of the Warrants or Warrant Shares and the holders of the Acquired Shares, at all times comply with the covenants contained in this Article VII (or cause each Subsidiary's compliance with the applicable covenants), from the date hereof and for so long as (x) the term of the Warrants, as to Sections 7.01 and 7.02, (y) ______ and ______ and/or their Affiliates beneficially own 5% or more of the outstanding Common Stock of the Seller (including the Warrant Shares represented by the Warrants, whether exercised or not), as to Section 7.03 and
(z) any part of the Obligations is outstanding, as to Section 7.04.

         Section 7.01 Warrants. Seller shall at all times during the term of the Warrants maintain a sufficient number of shares of Common Stock of the Seller to be issued as Warrant Shares upon the exercise of all or part of the Warrants. Seller shall (i) notify the holders of the Warrants promptly after the exercise of any of the Warrants by a holder or holders thereof, of the exercise thereof,
(ii) provide to the holders of the Warrants such information or materials in connection therewith as may be reasonably requested by the the holders of the Warrants, and (iii) otherwise provide to all the holders of the Warrants copies of all notices provided to or from the Seller in connection with the Warrants.

         Section 7.02 Hart-Scott-Rodino Compliance. As soon as practicable after the receipt from any holder of the Warrants or any Seller (the "Notice Giver") of notice of the exercise of a number of Warrants sufficient to require a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules, regulations and formal interpretations thereunder, as amended from time to time (the "HSR Act"), but in any event no later than the 10th Business Day after receipt of such notice, the Seller will (i) prepare and file with the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") the Notification and Report Form (accompanied by all documentary attachments contemplated thereby) required by the HSR Act, (ii) upon the request of any holder of the Warrants (the "Notice Giver"), request early termination of the waiting period imposed by the HSR Act, (iii) coordinate and cooperate with the Notice Giver in responding to formal and informal requests for additional information and documentary material from the DOJ and the FTC in connection with such filing, and (iv) use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things reasonably necessary and appropriate to permit the issuance to the Notice Giver of the shares of common stock issuance upon the exercise of the warrants with respect to which any filing is required under the HSR Act, and (v) reimburse the holders of the Warrants for the entire amount of any filing fee or any other costs and expenses incurred by holders of the Warrants in connection therewith (including legal fees), or as required to be paid under the HSR Act.

         Section 7.03 Board Representation. ___ or its designated Affiliate (the "Acting Party") shall have the right (a) to designate one member of the Board of Directors of the Seller or (b) (i) to receive (and Seller covenants and agrees to deliver to the Acting Party) prior notice of any proposed board action and to receive (and Seller covenants and agrees to deliver to the Acting Party) reasonable notice of and a right to attend any meeting of the Seller's Board of Directors, (ii) to receive (and Seller covenants and agrees to deliver to the Acting Party), promptly after they are produced, all management reports and accounts relating to the Seller that are provided to Seller's Board of Directors or any committee of the Board of Directors and (iii) upon reasonable notice, to have reasonable access to the books and records of the Seller, including statutory books, minute books and customer lists. In the event the Acting Party elects to designate a person to serve as a member of the Board of Directors of the Seller (the "Designee"), the Seller shall (x) expand as required the number of directors constituting the entire board, (y) fill the vacancy created by such expansion with such Designee and (z) submit the name of such Designee to the stockholders of the Seller (together with a recommendation of his or her election) at each meeting of stockholders at which directors are elected, until requested otherwise by the Acting Party. Any Designee shall agree to resign at the request of the Seller, at any time after the expiration of the rights of the ___ and any Acting Party pursuant to this Section 7.03.
The rights of ___ under this Section 7.03 shall not be assignable other than to an Affiliate of ___.

         Section 7.04 Common Stock; Dividends; Voting Rights. The declaration of dividends by the Seller shall be solely at the discretion of the Board of Directors of the Seller. Except for holders of Common Stock, no other class of Capital Stock of the Seller shall have any voting rights whatsoever, either separately or in conjunction with the Common Stock.


                                  ARTICLE VIII
                         [OMITTED BY THE PARTIES HERETO]


                                   ARTICLE IX
                         [OMITTED BY THE PARTIES HERETO]


                                    ARTICLE X
                         [OMITTED BY THE PARTIES HERETO]


                                   ARTICLE XI
                         [OMITTED BY THE PARTIES HERETO]

                                   ARTICLE XII
                                  MISCELLANEOUS

         Section 12.01 Interpretation and Survival of Provisions. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word "including" shall mean "including but not limited to." Whenever the Seller has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of the Seller unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by the Purchasers, any holder of the Warrants or the Acquired Shares, such action shall be in such Person's sole discretion unless otherwise specified in this Agreement. If any provision in the Basic Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter. The representations, warranties, and covenants made in this Agreement, the Notes or any other Basic Document shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Seller or the Purchasers or (b) acceptance of any of the Securities and payment therefor and repayment or repurchase thereof. All indemnification obligations of the Seller and the provisions of Section 12.02 shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing those individual Sections, regardless of any purported general termination of this Agreement.

         Section 12.02     Costs, Expenses and Taxes.

                  (a)       Intentionally Deleted.

                  (b) The Seller agrees to indemnify the Purchasers, and their respective officers, directors, employees, representatives, agents, attorneys, and Affiliates (collectively, "Related Parties") from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), claims, demands, and causes of action by third parties, and, in connection therewith, all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (collectively the "Indemnity Matters") which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of, or in any way related to (i) any actual or proposed use by the Seller of the proceeds of any sale of the Securities, (ii) the operations of the business of the Seller or any Subsidiary, (iii) any bodily injury or death or property damage occurring in or upon or in the vicinity of any Collateral, (iv) any claim by any third Person against any Collateral assigned to or paid to any Noteholder pursuant to any Collateral Document, (v) the failure of the Seller or any Subsidiary to comply with any

Governmental Requirement, or (vi) any other aspect of this Agreement and the other Basic Documents, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation, or inquiries), or claim and INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNITEE (but excluding all Indemnity Matters arising solely by reason of claims between the Purchasers or any Purchaser's shareholders against any Purchaser or by reason of the gross negligence or wilful misconduct of any Indemnitee).

                  (c) The Seller agrees to pay and hold the Purchasers harmless from and against any and all present and future stamp and other similar taxes with respect to this Agreement and the Equity Documents and save the Purchasers harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes, and will indemnify the Purchasers for the full amount of taxes paid by the Purchasers in respect of payments made or to be made under this Agreement, any other Equity Document and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such taxes were correctly or legally asserted.

                  (d) In the case of any indemnification hereunder, the Purchaser or other Person indemnified hereunder shall give notice to the Seller within a reasonable period of time of any such claim or demand being made against the Purchaser or other indemnified Person and the Seller, at its sole cost and expense, shall provide a defense of such claim, provided, however, that, (i) if the Seller has failed to assume the defense and employ counsel or
(ii) if the defendants in any such action include both the indemnified party and the Seller or any Subsidiary and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the Seller or such Subsidiary or if the interests of the indemnified party reasonably may be deemed to conflict with the interest of the Seller or such Subsidiary, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Seller as incurred.

                  (e) No indemnitee may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an indemnitee proposes if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitee at that time, including the maximum potential claims against the indemnitee to be indemnified pursuant to this Section 12.02.

                  (f) This Section 12.02 shall not apply to actions, suits, proceedings, investigations, demands, losses, liabilities, claims, damages, deficiencies, interest, judgements, costs, or expenses relating to any Property to the extent arising from the acts or omissions of the Agent or any Noteholder during the period after which such Person, its successors or assigns shall have acquired possession of such Property (whether through foreclosure or deed in lieu of foreclosure, as mortgagee in possession or otherwise).

                  (g) The Seller's obligations under this Section 12.02 shall survive any termination of this Agreement and the payment of the Obligations.

         Section 12.03 No Waiver; Modifications in Writing.

                  (a) No failure or delay on the part of the Seller or the Purchasers in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Seller or the Purchasers at law or in equity or otherwise.

                  (b) Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement, shall be effective unless signed by the Seller and the holders of more than 50% of the outstanding principal balance of the Notes and the holders of more than 50% of the Warrants. Any amendment, supplement or modification of or to any provision of this Agreement or any other Equity Document, any waiver of any provision of this Agreement or any other Equity Document, and any consent to any departure by the Seller from the terms of any provision of this Agreement or any other Equity Document, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Seller in any case shall entitle the Seller to any other or further notice or demand in similar or other circumstances.

         Section 12.04 Binding Effect; Assignment. This Agreement shall be binding upon the Seller and the Purchasers, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, and their respective successors and permitted assigns. Subject to applicable federal and state securities laws the rights and obligations of the Purchasers under this Agreement with respect to the Warrants and the Equity Documents may be sold, assigned or pledged by any Purchaser, in whole or in part, in accordance with the provisions of the Warrants, and upon any such assignment, the holders of the Warrants shall succeed to all of the selling Purchaser's rights and obligations under this Agreement with respect to the Warrants and the Equity Documents to the extent assigned and the selling Purchaser shall be automatically released from any obligations thereunder with respect to the Warrants and the Equity Documents to the extent assigned. Subject to applicable federal and state securities laws the Acquired Shares may be sold, assigned or pledged subject only to the Registration Rights Agreement and upon any such assignment the holders of the Acquired Shares shall succeed to the Purchaser's rights and obligations under the Registration Rights Agreement. Upon request of any Purchaser in connection with any transfer of the Warrants or Acquired Shares, the Seller shall execute and deliver any amendment to this Agreement, the Warrants, and the other Equity Documents reasonably requested by the Purchaser to reflect the transfer and delineate the rights of the transferor and the transferee.

         Section 12.05 Replacement Securities. Upon receipt of evidence satisfactory to the Seller of the loss, theft, destruction, or mutilation of any Warrants, Warrant Shares or Acquired Shares and, in the case of any such loss, theft, or destruction, upon delivery of any unsecured letter of indemnity reasonably satisfactory to the Seller or, in the case of any such mutilation, upon surrender or cancellation thereof, the Seller will issue a new Warrants, Warrant Shares or Acquired Shares, as applicable.

         Section 12.06 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

         If to the Purchasers:


         and


         If to the Seller:

         6300 Bridge Point Parkway
         Building 2, Suite 500
         Austin, Texas 78730
         Attention:  Craig M. Fleming
         Telecopier:  (512) 472-3400


or to such other address as the Seller or any Purchaser may designate in writing. All other communications may be by regular mail. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; four days after being sent by certified mail, return receipt requested, if mailed; when receipt acknowledged, if telecopied; and on the next Business Day if timely delivered to an air courier guaranteeing overnight delivery.

         Section 12.07 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Texas without regard to principles of conflicts of laws.

         Section 12.08     Arbitration.

                  (a) Binding Arbitration. Subject to the provisions of subparagraph (e), on the request of either the Seller or any Purchaser, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Either the Seller or any Purchaser may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

                  (b) Governing Rules. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

                  (c) Arbitrators. Any arbitration shall be conducted before a three person panel of neutral arbitrators. Such panel shall consist of one person from each of the following categories: (1) an attorney who has practiced in the area of commercial law for at least 10 years or a retired judge at the Texas or United States District Court or an appellate court level; (2) a person with at least 10 years experience in commercial lending; and (3) a person with at least 10 years experience in the energy service industry. The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select one person from each category in the manner established by the AAA. If the parties cannot agree on an arbitrator within 30 days after the request for an arbitration, then any party may request the AAA to select an arbitrator. The arbitrator may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

                  (d) Conduct of Arbitration. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. At the conclusion of any arbitration proceeding, the arbitrator shall make specific written findings of fact and conclusions of law. The arbitrator shall have the power to award recovery of all costs and fees to the prevailing party. The Seller and the Purchasers each agree to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law.

                  (e) Costs of Arbitration. All fees of the arbitrator and any engineer, accountant or other consultant engaged by the arbitrator, shall be paid by the Seller (as to 50%) and the Purchasers (as to 50%) unless otherwise awarded by the arbitrator.

         Section 12.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

                  IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

                                          BRIGHAM EXPLORATION COMPANY,
                                          a Delaware corporation



                                          By:
                                             ---------------------------
                                             Craig M. Fleming
                                             Chief Financial Officer

                                  SCHEDULE 4.02

                                   LIABILITIES


                                      None

                                  SCHEDULE 4.03

                                   LITIGATION


                                      None

                                  SCHEDULE 4.09

                                      TAXES


                                      None

                                  SCHEDULE 4.20

                               HEDGING AGREEMENTS


                                      None

                                  SCHEDULE 4.22

                               MATERIAL AGREEMENTS


                                      None

                                  SCHEDULE 4.23

                                 GAS IMBALANCES


                                      None

                                  SCHEDULE 4.24

                     VOTING AGREEMENTS; REGISTRATION RIGHTS